Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS FIRST QUARTER 2020 EARNINGS AND
PROVIDES UPDATE ON IMPACTS FROM THE COVID-19 PANDEMIC
Scottsdale, Arizona (May 5, 2020) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three months ended March 31, 2020, provided an update on business operations stemming from the impacts of the ongoing coronavirus ("COVID-19") pandemic, and removed its 2020 earnings guidance.
First Quarter 2020 Highlights
•Net income Attributable to Common Stockholders was $17.9 million, or $0.08 per diluted share, an increase of $0.02 per diluted share, compared to 2019.
•Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $93.1 million, or $0.42 per diluted share, for Q1 2020.
•Normalized FFO was $93.6 million, or $0.42 per diluted share, for Q1 2020, an increase of $0.02, or 5.0%, per diluted share, compared to 2019.
•Normalized Funds Available for Distribution (“FAD”) was $77.4 million for Q1 2020.
•Same-Property Cash Net Operating Income (“NOI”) increased $3.0 million, or 2.7%, to $115.4 million, compared to Q1 2019. This included same-property rental revenue growth of 1.5%.
•Leasing: HTA’s portfolio had a leased rate of 90.8% by gross leasable area (“GLA”) and an occupancy rate of 89.9% by GLA for Q1 2020. During Q1 2020, HTA executed approximately 238 thousand square feet of new leases and 647 thousand square feet of renewal leases. Re-leasing spreads increased to 2.7% and tenant retention for the Same-Property portfolio was 85% by GLA for Q1 2020.
Balance Sheet and Capital Markets
•Equity: During Q1 2020, HTA issued a total of $21.3 million in equity, comprised of approximately 0.6 million shares of common stock under its at-the-market (“ATM”) offering program on a forward basis at an average price per share of $33.28. During the quarter, HTA received net proceeds of $50.0 million on 1.7 million shares issued. As a result, we ended the quarter with a total of $277.5 million of equity to be settled on a forward basis with the issuance of approximately 9.4 million shares, subject to adjustment for costs to borrow under the terms of the applicable equity distribution agreements.
•Balance Sheet: HTA ended Q1 2020 with total leverage of (i) 33.7%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 5.6x net debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Including the impact of the unsettled forward equity agreements, leverage would be 30.3% and 5.1x, respectively, using the definitions from above.
HTA ended Q1 with total liquidity of $1.1 billion, inclusive of $595.0 million available on our unsecured revolving credit facility, $277.5 million of unsettled forward equity agreements, and $216.5 million of cash and cash equivalents. HTA continues to have very limited near term debt maturities, with less than $7 million maturing before our revolving credit facility matures in June of 2022.
•Post Quarter Activity: Following quarter end, we drew down the remaining $595 million on our credit facility, increasing our pro forma cash position to almost $800 million. We expect to continue to monitor the financial markets and will balance our cash position and revolving credit facility usage accordingly.
Noteworthy Q1 2020 Activities
•Investments: In Q1 2020, HTA closed on approximately $41.5 million of investments totaling approximately 167,000 square feet of GLA. These properties were approximately 91% occupied as of closing, and are located within HTA's key markets.
We also invested approximately $12 million in our 5 in-process development and re-development projects. These developments are over 70% pre-leased to major health systems and have $133 million in remaining costs to complete.
•Dividends: On May 5, 2020, HTA's Board of Directors announced a quarterly cash dividend of $0.315 per share of common stock and per OP Unit. This amount is unchanged from the prior announcement and will be paid on July 9, 2020 to stockholders of record of its common stock and holders of its OP Units on July 2, 2020.
Every quarter, the Company's dividend remains subject to the review and approval of HTA's Board of Directors. Beginning with the second quarter and going forward, HTA will separate the announcement of its dividend from its earnings release.

Impact of COVID-19
The Company has taken various actions in response to the COVID-19 pandemic to adjust our business operations and to address the needs of our tenants and staff. The Company is committed to the health and safety of its tenants and staff and has implemented many new protocols based on the Center for Disease Control and other government mandated or recommended guidelines. The Company has also adopted certain measures to help mitigate the financial impact arising from the pandemic on its tenants as outlined below.
HTA Tenants
Our tenants primarily consist of health systems, universities, physicians, and healthcare service providers, such as imaging companies, surgery center operators, and pharmacies, of various size and complexity. By major category, our tenants consist of (i) Health Systems / Universities at 60% of annualized base rent ("ABR"); (ii) National / Large Regional Healthcare Providers and Companies at 13%; and (iii) Local Healthcare Providers at 27%. In addition, approximately 62% of our tenants, by ABR, are credit rated, with approximately 47% coming from investment grade rated tenants.
Buildings & Property Management
HTA internally manages approximately 98% of our portfolio, giving us direct access to our properties and tenants. To date:
•All of our properties have remained open and operational.
•More than 85% of our clinical tenants have remained open during the COVID-19 pandemic.
•We have taken steps at our buildings to ensure that they remain operational for our tenants during the COVID-19 pandemic, including enhanced janitorial services, increased signage and hand sanitization stations, as available, increased PPE for our property management and building engineering staff, and stringent protocols for visitors and vendors to seek to ensure that they are limiting the potential spread of the virus.
•We have also used the relatively slower traffic patterns in our buildings during the COVID-19 pandemic to conduct routine maintenance and complete certain capital projects while minimizing disruptions.
Leasing
Following the beginning of the COVID-19 pandemic, we are seeing the following leasing activity:
•New Leasing: We continue to see leads and requests for new leases, however, we anticipate that the rate of new lease signings will slow. Virtual tours are becoming more prevalent as we expand our capabilities with this technology.
•Renewal Leasing: Given the current environment, we have seen an increase in the number of existing tenants that are looking to extend in-place. We have also worked with existing tenants to renew their leases prior to expiration in exchange for new leasing concessions today. We are currently in discussions to early renew tenants who lease in excess of 400,000 square feet of GLA.
Cash Flows & Rent Deferrals
•Rent Collections: In April, we have collected approximately 98% of monthly rents that are contractually due and owed.
•Rent Deferrals: As healthcare providers have seen their near-term profitability and liquidity levels decline, we have been in discussions with a number of our tenants about their requests to defer the payment of a portion of their rents for a limited duration. While many of these requests have been incoming, we have proactively worked with key health system tenants to seek to help them work through this period of time. Each request is evaluated on a case by case basis. Key details of our deferrals include the following:
◦Total Deferrals: We have received and are currently evaluating rent deferrals that total approximately 10% of our contractual rent over the next 90 days, while we have approved deferrals that total approximately 7% of our contractual rent over the next 90 days. These requests have come from a mix of tenants, including local physician groups, large healthcare providers, and primarily not-for-profit, investment grade health systems.
◦Payments of rent deferrals are expected to commence over the next 6 – 12 months (starting in the third quarter of 2020), depending on tenant size.
Earnings Impact & Guidance
Given the current environment, we are formally withdrawing our earnings guidance for 2020. While we continue to expect relatively stable performance from our portfolio, we continue to have uncertainty around (i) acquisitions, (ii) capital structure, and (iii) the accounting implications of deferral requests which could significantly impact our financials for the second quarter and the remainder of 2020. Although we currently expect to collect all of the rent that we agree to defer, we will review our estimates for bad debt under the new market environment to the extent any rents are not determined to be probable for collection.
We do not undertake a duty to update our forward-looking statements. We may, in our sole discretion, provide information in future public announcements regarding our outlook that may be of interest to the investment community.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 24.9 million square feet of GLA, with $7.3 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the S&P 500 and US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; and pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic, and potential material adverse effect these may have on our business, results of operations, cash flows and financial condition. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2019 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Wednesday, May 6, 2020 at 3:00 p.m. Eastern Time (12:00 p.m. Pacific Time) to review its financial performance and operating results for the three months ended March 31, 2020.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10143013
Available May 6, 2020 (one hour after the end of the conference call) to June 6, 2020 at 3:00 p.m. Eastern Time (12:00 p.m. Pacific Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Real estate investments:
Land	$587,363	$584,546
Building and improvements	6,313,199	6,252,854
Lease intangibles	630,535	628,066
Construction in progress	40,350	28,150
	7,571,447	7,493,616
Accumulated depreciation and amortization	(1,519,845)	(1,447,815)
Real estate investments, net	6,051,602	6,045,801
Investment in unconsolidated joint venture	65,526	65,888
Cash and cash equivalents	216,515	32,713
Restricted cash	4,957	4,903
Receivables and other assets, net	235,022	237,024
Right-of-use assets - operating leases, net	238,516	239,867
Other intangibles, net	12,041	12,553
Total assets	$6,824,179	$6,638,749
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,959,723	$2,749,775
Accounts payable and accrued liabilities	154,842	171,698
Derivative financial instruments - interest rate swaps	19,480	29
Security deposits, prepaid rent and other liabilities	49,895	49,174
Lease liabilities - operating leases	198,628	198,650
Intangible liabilities, net	36,659	38,779
Total liabilities	3,419,227	3,208,105
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 218,482,526 and 216,453,312 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	2,185	2,165
Additional paid-in capital	4,909,397	4,854,042
Accumulated other comprehensive income	(17,592)	4,546
Cumulative dividends in excess of earnings	(1,553,710)	(1,502,744)
Total stockholders’ equity	3,340,280	3,358,009
Noncontrolling interests	64,672	72,635
Total equity	3,404,952	3,430,644
Total liabilities and equity	$6,824,179	$6,638,749

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Rental income	$185,531	$168,875
Interest and other operating income	245	91
Total revenues	185,776	168,966
Expenses:
Rental	56,862	51,468
General and administrative	11,518	11,290
Transaction	140	40
Depreciation and amortization	77,665	69,481
Interest expense	23,872	23,970
Total expenses	170,057	156,249
Gain (loss) on sale of real estate, net	1,991	(37)
Income from unconsolidated joint venture	422	486
Other income	76	535
Net income	$18,208	$13,701
Net income attributable to noncontrolling interests	(307)	(261)
Net income attributable to common stockholders	$17,901	$13,440
Earnings per common share - basic:
Net income attributable to common stockholders	$0.08	$0.07
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.08	$0.06
Weighted average common shares outstanding:
Basic	216,692	205,080
Diluted	220,623	208,999
Dividends declared per common share	$0.315	$0.310

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$18,208	$13,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,949	66,528
Share-based compensation expense	3,203	3,389
Income from unconsolidated joint venture	(422)	(486)
Distributions from unconsolidated joint venture	885	750
(Gain) loss on sale of real estate, net	(1,991)	37
Changes in operating assets and liabilities:
Receivables and other assets, net	1,196	2,546
Accounts payable and accrued liabilities	(19,662)	(40,402)
Security deposits, prepaid rent and other liabilities	1,055	2,492
Net cash provided by operating activities	75,421	48,555
Cash flows from investing activities:
Investments in real estate	(41,338)	(18,592)
Development of real estate	(12,103)	(2,014)
Proceeds from the sale of real estate	6,420	1,193
Capital expenditures	(23,793)	(16,815)
Collection of real estate notes receivable	191	181
Advances on real estate notes receivable	(6,000)	—
Net cash used in investing activities	(76,623)	(36,047)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	720,000	—
Payments on unsecured revolving credit facility	(415,000)	—
Payments on secured mortgage loans	(95,602)	(587)
Proceeds from issuance of common stock	50,020	—
Repurchase and cancellation of common stock	(4,624)	(11,926)
Dividends paid	(68,227)	(63,686)
Distributions paid to noncontrolling interest of limited partners	(1,509)	(1,364)
Net cash provided by (used in) financing activities	185,058	(77,563)
Net change in cash, cash equivalents and restricted cash	183,856	(65,055)
Cash, cash equivalents and restricted cash - beginning of period	37,616	133,530
Cash, cash equivalents and restricted cash - end of period	$221,472	$68,475

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income	$18,208	$13,701
General and administrative expenses	11,518	11,290
Transaction expenses	140	40
Depreciation and amortization expense	77,665	69,481
Interest expense	23,872	23,970
(Gain) loss on sale of real estate, net	(1,991)	37
Income from unconsolidated joint venture	(422)	(486)
Other income	(76)	(535)
NOI	$128,914	$117,498
NOI percentage growth	9.7%

NOI	$128,914	$117,498
Straight-line rent adjustments, net	(3,245)	(3,258)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments (1)	(1,699)	(222)
Notes receivable interest income	(138)	(27)
Cash NOI	$123,832	$113,991
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(8,296)	(352)
Redevelopment Cash NOI	44	(1,077)
Intended for sale Cash NOI	(186)	(177)
Same-Property Cash NOI (2)	$115,394	$112,385
Same-Property Cash NOI percentage growth	2.7%

(1) The presentation includes certain adjustments to allow for the consistent treatment of items impacted by Topic 842-Leases.
(2) Same-Property includes 412 buildings for the three months ended March 31, 2020 and 2019, respectively.

NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; and (iii) notes receivable interest income. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Net income attributable to common stockholders	$17,901	$13,440
Depreciation and amortization expense related to investments in real estate	76,737	68,926
(Gain) loss on sale of real estate, net	(1,991)	37
Proportionate share of joint venture depreciation and amortization	467	472
FFO attributable to common stockholders	$93,114	$82,875
Transaction expenses	140	40
Noncontrolling income from OP units included in diluted shares	307	233
Normalized FFO attributable to common stockholders	$93,561	$83,148
Non-cash compensation expense	3,203	3,389
Straight-line rent adjustments, net	(3,245)	(3,258)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	(771)	332
Deferred revenue - tenant improvement related and other	—	(1)
Amortization of deferred financing costs and debt discount/premium, net	981	1,405
Recurring capital expenditures, tenant improvements and leasing commissions	(16,340)	(11,862)
Normalized FAD attributable to common stockholders	$77,389	$73,153

Net income attributable to common stockholders per diluted share	$0.08	$0.06
FFO adjustments per diluted share, net	0.34	0.34
FFO attributable to common stockholders per diluted share	$0.42	$0.40
Normalized FFO adjustments per diluted share, net	0.00	0.00
Normalized FFO attributable to common stockholders per diluted share	$0.42	$0.40

Weighted average diluted common shares outstanding	220,623	208,999
HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares; and (iv) other normalizing items, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.
HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

	Three Months Ended
	March 31, 2020
Net income	$18,208
Interest expense	23,872
Depreciation and amortization expense	77,665
Gain on sale of real estate, net	(1,991)
Proportionate share of joint venture depreciation and amortization	467
EBITDAre	$118,221
Transaction expenses	140
Non-cash compensation expense	3,203
Pro forma impact of acquisitions	243
Adjusted EBITDAre	$121,807

Adjusted EBITDAre, annualized	$487,228

As of March 31, 2020:
Debt	$2,959,723
Less: cash and cash equivalents	216,515
Net Debt	$2,743,208

Net Debt to Adjusted EBITDAre	5.6	x
As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing items. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.